Exhibit 15.1

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone Fax Internet	(604) 691-3000 (604) 691-3031 www.kpmg.ca

The Board of Directors

Tekmira Pharmaceuticals Corporation

We consent to the incorporation by reference in the Registration Statement (No. 333-185883) on Form F-10 of Tekmira Pharmaceuticals Corporation of our report dated March 27, 2013, with respect to the consolidated balance sheets of Tekmira Pharmaceuticals Corporation as at December 31, 2012 and December 31, 2011, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 20-F of Tekmira Pharmaceuticals Corporation.

/s/ KPMG LLP

Chartered Accountants

March 27, 2013

Vancouver, Canada